Exhibit 99.1

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES FIRST QUARTER FISCAL 2017 FINANCIAL RESULTS

On Track with Value Creation Plan

Senior Leadership Team Fully in Place

Toronto, May 10, 2017 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the first quarter ended April 1, 2017.

“We have made significant progress during the first quarter, executing several key strategic actions including building out our senior leadership team, improving our food safety and quality programs, driving operational efficiencies and enhancing our go-to-market capabilities,” said David Colo, Chief Executive Officer. “I am pleased with how quickly we have been able to build the senior leadership team. All key positions are now filled. The rapid success of our recruiting efforts and the high quality of talent we have attracted underscores the opportunity at SunOpta. We are now aggressively focused on executing against each of the four pillars of the Value Creation Plan. I am very encouraged by the level of engagement across the organization.”

Colo continued, “First quarter results reflected a meaningful revenue, gross profit and adjusted EBITDA recovery from the fourth quarter of 2016, after considering the significant non-structural costs incurred to lay the groundwork for our turnaround. As we previously communicated, we expect our margins to improve throughout the year as a result of our cost savings initiatives. We expect our pipeline of revenue opportunities to grow as the year progresses as a result of our go-to-market effectiveness actions. We remain confident with our targeted improvements to EBITDA this year and we are making the necessary investments now to accelerate and sustain future profit improvements. While there is significant work to do, we are making tangible progress on creating the platform necessary to deliver long term, sustainable value for our shareholders. We look forward to providing quarterly updates on our continued progress towards improving our gross profit, Adjusted EBITDA and sales pipeline expansion.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

First Quarter 2017 Highlights:

  Revenues of $330.0 million for the first quarter of 2017, compared to $352.3 million in the first quarter of 2016 and $297.5 million in the fourth quarter of 2016, a decrease of 6.3% and an increase of 10.9%, respectively.
  Loss from continuing operations of $11.4 million or $0.16 per diluted common share in the first quarter of 2017, compared to a net loss from continuing operations of $9.7 million or $0.11 per diluted common share in the first quarter of 2016, and $33.5 million or $0.41 per diluted common share in the fourth quarter of 2016.
  Adjusted loss from continuing operations of $0.9 million or $0.01 per diluted common share in the first quarter of 2017, compared to adjusted earnings of $2.7 million or $0.03 per diluted common share in the first quarter of 2016, and an adjusted loss of $7.3 million or $0.08 per diluted common share in the fourth quarter of 2016.
  Adjusted EBITDA¹ of $18.9 million or 5.7% of revenues for the first quarter of 2017, versus $22.1 million or 6.3% of revenues in the first quarter of 2016 and $9.4 million or 3.2% of revenues in the fourth quarter of 2016.

Value Creation Plan Update

As previously announced, SunOpta, with the assistance of Oaktree, is conducting a thorough review of the Company's operations, management and governance, with the objective of maximizing the Company's ability to deliver long-term value to its shareholders. Through this review, management and the Board have developed a Value Creation Plan built on four pillars: portfolio optimization, operational excellence, go-to-market effectiveness and process sustainability.

As part of the first phase of the Value Creation Plan, the Company is targeting implementation of $30 million of productivity-driven annualized enhancements of EBITDA, to be implemented over 2017 and 2018. In the near-term, these benefits are expected to be offset by structural investments made in the areas of quality, sales, marketing, operations and engineering resources. Additionally, the Company is incurring non-structural third-party consulting support, severance, and recruiting costs. The plan also calls for increased investment in capital upgrades at several manufacturing facilities to enhance food safety and manufacturing efficiencies. Over time, these investments are expected to yield additional improvement in EBITDA beyond the $30 million of initial productivity-driven savings. Recent progress on each of the four pillars of the Value Creation Plan is highlighted below:

Process Sustainability

The focus of the process sustainability pillar is to ensure the Company has the infrastructure, systems and skills to sustain the business improvements and value captured from the Value Creation Plan. Broadening the skillset and experience of SunOpta’s leadership team is a critical component to the process sustainability pillar of the Value Creation Plan. During the first quarter of 2017 a substantial amount of activity was devoted to this pillar. Recent highlights include:

  Filled the positions of Chief Executive Officer, Chief Operating Officer for Consumer Products, Chief Human Resources Officer, Chief Information Officer, Chief Quality Officer, Senior Vice President of Operations & Engineering, and Senior Vice President of Supply Chain.
  Additional hiring to fill other management-level positions in the areas of sales, marketing, customer service, engineering, operations, quality, and other functional support services.
  S&OP process implemented in key business segments to improve customer service levels.
  ERP systems pilot work in progress at two manufacturing locations.

The Company has completed the hiring of all key senior leaders.

Operational Excellence

The focus of the operational excellence pillar is to ensure food quality and safety, coupled with improved operational performance and efficiency. These efforts are expected to generate productivity improvements and cost savings in manufacturing, procurement and logistics. Recent highlights include:

  Launched network-wide upgrades to worker safety and food quality programs, with the goal of becoming a leader in safety and quality across the healthy food industry. Management’s top priority remains enhancing food safety and quality.
  Early success in the Company’s working capital optimization efforts led to a significant year-over-year improvement in operating cash flow. The Company remains focused on achieving the targeted goal of a $20 million in working capital efficiencies over the course of 2017.

Since the initiation of the Value Creation Plan, the Company has implemented process improvements and cost savings expected to yield $1.3 million of annualized EBITDA benefits.

Go-to-Market Effectiveness

The focus of the go-to-market effectiveness pillar is to optimize customer and product mix in existing sales channels, and identify and penetrate new high-potential sales channels. The Company expects efforts under this pillar to improve revenue growth and profitability over time. Recent highlights include:

  Implemented a revamped go-to-market approach emphasizing proactive engagement with current and prospective customers.
  New business wins with existing and new customers, in existing and new categories, across frozen fruit, healthy beverage, and global ingredients.
  Continued the build out of the food service and retail sales and marketing organization capabilities
  Adjusted pricing of certain consumer product offerings driving expanded margins.

Since the initiation of the Value Creation Plan, the Company has implemented go-to-market improvements expected to yield $2.0 million of annualized EBITDA benefits.

Portfolio Optimization

The focus of the portfolio optimization pillar is to simplify the business, investing where structural advantages exist, while exiting businesses or product lines where the Company is not effectively positioned. Recent highlights include:

  Appointed John Ruelle as Senior Vice President of Corporate Development
  Continued evaluation of product rationalization opportunities to enhance margins

Since the initiation of the Value Creation Plan, the Company has implemented portfolio changes expected to yield $4.2 million of annualized EBITDA benefits.

First Quarter 2017 Results

Revenues for the first quarter of 2017 were $330.0 million, a decrease of 6.3% compared to $352.3 million in the first quarter of 2016. Excluding the impact on revenues for the first quarter of 2017 of changes in commodity-related pricing and foreign exchange rates, estimated impact of the recall of certain sunflower kernel products based on shortfall against anticipated volumes, and the estimated impact on west coast pouch operations as a result of a fire at a third-party facility, revenues in the first quarter of 2017 decreased by 3.1% compared with the first quarter of 2016. This decrease in revenues reflected lower volumes of specialty raw materials driven by a reduction in contracted acres, lower volumes of internationally sourced raw materials due in part to weather related delays, and a continued decline in retail market demand for frozen fruit products; partially offset by higher sales of aseptic and shelf-stable beverage products.

The Global Ingredients segment generated revenues from external customers of $130.3 million, a decline of 10.8% compared to $146.0 million in the first quarter of 2016. Excluding the impact on revenues of changes in commodity-related pricing and foreign exchange rates, and the estimated impact of the recall of certain sunflower kernel products based on shortfall against anticipated volumes, Global Ingredients revenue decreased 5.2% in the first quarter of 2017, compared with the first quarter of 2016, reflecting lower volumes of specialty raw materials driven by a reduction in contracted acres and lower volumes in internationally sourced raw materials.

The Consumer Products segment generated revenues from external customers of $199.7 million during the first quarter of 2017, a decrease of 3.2% compared to $206.3 million in the first quarter of 2016. Excluding the impact of a fire at a third-party facility, revenues in Consumer Products decreased 1.6% compared to the first quarter of 2016 largely reflecting a 12% decline in frozen fruit products.

Gross profit was $38.7 million for the first quarter of 2017, compared to $31.9 million for the first quarter of 2016. As a percentage of revenues, gross profit for the first quarter of 2017 was 11.7% compared to 9.1% in the first quarter of 2016. The gross profit percentage for the first quarter of 2017 would have been approximately 11.9%, excluding the impact of the lost margin caused by the sunflower recall as well as costs incurred to wind-down the San Bernardino facility.

Operating loss¹ was $3.0 million, or 0.9% of revenues, compared to operating income of $2.6 million, or 0.7% of revenues in the first quarter of 2016. The decrease in operating income year-over-year is due primarily to incremental SG&A expenses attributable to the Value Creation Plan. During the first quarter the Company incurred $11.4 million of non-structural costs relating to consulting fees, temporary labor, employee recruitment and retention costs. The operating income percentage for the first quarter of 2017 would have been approximately 2.7%, excluding the non-structural SG&A expenses and costs incurred to wind-down the San Bernardino juice facility that were included in costs of sales.

Adjusted EBITDA¹ was $18.9 million or 5.7% of revenues in the first quarter of 2017, compared to $22.1 million or 6.3% of revenues in the first quarter of 2016.

The Company reported a loss from continuing operations for the first quarter of 2017 of $11.4 million, or $0.16 per common share, compared to a loss from continuing operations of $9.7 million, or $0.11 per common share during the first quarter of 2016. Adjusted loss¹ from continuing operations in the first quarter of 2017 was $0.9 million or $0.01 per diluted common share, compared to Adjusted earnings¹ of $2.7 million or $0.03 per diluted common share in the first quarter of 2016. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings”.

Balance Sheet and Cash Flow

At April 1, 2017 SunOpta’s balance sheet reflected total assets of $1,123.9 million and total debt of $425.9 million. Total debt declined approximately $6.7 million from the end of fiscal 2016. Cash provided by operating activities was $19.5 million in the first quarter of 2017, compared to cash used in operating activities of $17.9 million in the first quarter of 2016. The increase in cash provided by operating activities was driven by reduced working capital, due in part to liquidity optimization efforts undertaken as part of the Value Creation Plan. Working capital requirements are seasonal, and the Company expects to use cash to fund working capital in the second quarter due primarily to the timing of the fruit harvest. At April 1, 2017 leverage was approximately 5.3 times Adjusted EBITDA¹ on a trailing four quarter adjusted basis, after eliminating the negative impact on EBITDA from the San Bernardino juice facility.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, May 10, 2017, to discuss the first quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified (“non-GMO”) and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta’s organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements

Certain statements included in this press release may be considered “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation that our margins will improve throughout the year and our pipeline of revenue opportunities will grow; our ability to implement the four pillars and achieve the objectives of our strategic value creation plan, including the anticipated amount and timing of achieving productivity-driven EBITDA enhancements and working capital efficiencies; the estimated amounts of annualized EBITDA benefits attributable to the portfolio changes, process improvements and go-to-market improvements that we have implemented to date; our intention to exit businesses or product lines where we are not effectively positioned; our goal to become a leader in safety and quality across the healthy food industry; and our expectation to use cash to fund working capital in the second quarter. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “expects”, “targeting”, “becoming”, ‘continue”, “estimated”, “would”, “should”, “intend”, “anticipate”, “confident”, “can”, “may”, “plans”, “project”, “potential”, “intention”, “might”, “predict” or other similar terms and phrases intended to identify these forward looking statements. Forward looking statements are based on information available to us on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, anticipated procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labour cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for our capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, issues or delays in the successful integration of the operations, systems and personnel of recently acquired businesses with those of the Company, incurring or experiencing unanticipated costs and/or delays or difficulties, future levels of revenues being lower than expected, costs being higher than expected, inability to realize synergies to the extent anticipated and conditions affecting the frozen fruit industry generally; failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; delays or difficulties in exiting certain businesses and product lines; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management and continuous improvement initiatives; availability and pricing of raw materials and supplies; potential covenant breaches under our credit facilities; and other risks described from time to time under “Risk Factors” in the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com

Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters ended April 1, 2017 and April 2, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	Quarter ended
	April 1, 2017	April 2, 2016
	$	$

Revenues	330,031	352,314

Cost of goods sold	291,332	320,413

Gross profit	38,699	31,901

Selling, general and administrative expenses	38,272	24,272
Intangible asset amortization	2,803	2,822
Other expense, net	5,443	3,978
Foreign exchange loss	580	2,172

Loss from continuing operations before the following	(8,399)	(1,343)

Interest expense, net	7,754	11,022

Loss from continuing operations before income taxes	(16,153)	(12,365)

Recovery of income taxes	(4,969)	(3,086)

Loss from continuing operations	(11,184)	(9,279)

Discontinued operations
Loss from discontinued operations	-	(1,993)
Gain on classification as held for sale	-	560
Recovery of income taxes	-	599
Loss from discontinued operations attributable to non-controlling interests	-	264
Loss from discontinued operations attributable to SunOpta Inc.	-	(570)

Loss	(11,184)	(9,849)

Earnings attributable to non-controlling interests	214	384

Loss attributable to SunOpta Inc.	(11,398)	(10,233)

SunOpta Inc.
Consolidated Statements of Operations (continued)
For the quarters ended April 1, 2017 and April 2, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

	Quarter ended
	April 1, 2017	April 2, 2016
	$	$

Loss per share(a)

Loss from continuing operations, less amount attributable to non-controlling interests	(11,398)	(9,663)
Less: dividends and accretion on Series A preferred stock	(1,940)	-
Loss from continuing operations available to common shareholders	(13,338)	(9,663)
Loss from discontinued operations attributable to SunOpta Inc.	-	(570)
Loss available to common shareholders	(13,338)	(10,233)

Basic loss per share:
- from continuing operations	(0.16)	(0.11)
- from discontinued operations	-	(0.01)
	(0.16)	(0.12)

Diluted loss per share:
- from continuing operations	(0.16)	(0.11)
- from discontinued operations	-	(0.01)
	(0.16)	(0.12)

Weighted-average number of shares outstanding (000s):
- Basic	85,929	85,426
- Diluted	85,929	85,426

(a)

Loss per share is computed by dividing loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Loss available to common shareholders is computed by adding dividends and accretion of Series A preferred stock to loss attributable to SunOpta Inc.

SunOpta Inc.
Consolidated Balance Sheets
As at April 1, 2017 and December 31, 2016
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	April 1, 2017	December 31, 2016
	$	$

ASSETS
Current assets
Cash and cash equivalents	3,511	1,251
Accounts receivable	168,852	157,369
Inventories	343,842	368,482
Prepaid expenses and other current assets	26,129	19,794
Current income taxes recoverable	2,801	2,801
Total current assets	545,135	549,697

Property, plant and equipment	162,199	162,239
Goodwill	223,695	223,611
Intangible assets	180,739	183,524
Deferred income taxes	3,060	1,045
Other assets	9,100	9,442

Total assets	1,123,928	1,129,558

LIABILITIES
Current liabilities
Bank indebtedness	195,100	201,494
Accounts payable and accrued liabilities	187,292	173,745
Customer and other deposits	4,435	2,543
Income taxes payable	4,201	5,661
Other current liabilities	839	1,016
Current portion of long-term debt	2,034	2,079
Current portion of long-term liabilities	5,500	5,500
Total current liabilities	399,401	392,038

Long-term debt	228,769	229,008
Long-term liabilities	15,242	15,354
Deferred income taxes	41,017	44,561
Total liabilities	684,429	680,961

Series A Preferred Stock	79,424	79,184

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	302,581	300,426
Additional paid-in capital	25,151	25,522
Retained earnings	40,500	53,838
Accumulated other comprehensive loss	(11,650)	(13,104)
	356,582	366,682
Non-controlling interests	3,493	2,731
Total equity	360,075	369,413

Total equity and liabilities	1,123,928	1,129,558

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters ended April 1, 2017 and April 2, 2016
(Unaudited)
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 1, 2017	April 2, 2016
	$	$

CASH PROVIDED BY (USED IN)
Operating activities
Loss	(11,184)	(9,849)
Loss from discontinued operations attributable to SunOpta Inc.	-	(570)
Loss from continuing operations	(11,184)	(9,279)
Items not affecting cash:
Depreciation and amortization	8,180	8,760
Amortization and write-off of debt issuance costs	486	3,368
Deferred income taxes	(6,092)	(3,687)
Stock-based compensation	852	1,039
Unrealized loss (gain) on derivative instruments	38	(209)
Impairment of long-lived assets	3,723	1,735
Acquisition accounting adjustment on inventory sold	-	7,626
Other	143	238
Changes in non-cash working capital	23,335	(27,485)
Net cash flows from operations - continuing operations	19,481	(17,894)
Net cash flows from operations - discontinued operations	-	758
	19,481	(17,136)
Investing activities
Purchases of property, plant and equipment	(9,024)	(4,547)
Proceeds from sale of assets	250	-
Other	110	-
Net cash flows from investing activities - continuing operations	(8,664)	(4,547)
Net cash flows from investing activities - discontinued operations	-	(191)
	(8,664)	(4,738)

Financing activities
Increase (decrease) under line of credit facilities	(7,341)	232,543
Repayment of line of credit facilities	-	(192,677)
Borrowings under long-term debt	-	432
Repayment of long-term debt	(527)	(10,486)
Payment of cash dividends on Series A Preferred Stock	(1,591)	-
Proceeds from the exercise of stock options and employee share purchases	1,094	112
Payment of debt issuance costs	-	(4,110)
Other	(202)	(15)
Net cash flows from financing activities - continuing operations	(8,567)	25,799
Net cash flows from financing activities - discontinued operations	-	(1,180)
	(8,567)	24,619

Foreign exchange gain on cash held in a foreign currency	10	37
Increase in cash and cash equivalents in the period	2,260	2,782
Discontinued operations cash activity included above:
Add: Balance included at beginning of period	-	1,707
Less: Balance included at end of period	-	(1,288)
Cash and cash equivalents - beginning of the period	1,251	2,274

Cash and cash equivalents - end of the period	3,511	5,475

SunOpta Inc.
Segmented Information
For the quarters ended April 1, 2017 and April 2, 2016
Unaudited
(Expressed in thousands of U.S. dollars)

	Quarter ended
	April 1, 2017	April 2, 2016
	$	$
Segment revenues from external customers:
Global Ingredients	130,291	146,022
Consumer Products	199,740	206,292
Total segment revenues from external customers	330,031	352,314

Segment gross profit:
Global Ingredients	15,646	18,092
Consumer Products	23,053	13,809
Total segment gross profit	38,699	31,901

Segment operating income (loss):
Global Ingredients	4,751	6,441
Consumer Products	5,948	(1,778)
Corporate Services	(13,655)	(2,028)
Total segment operating income (loss)	(2,956)	2,635

Segment gross profit percentage:
Global Ingredients	12.0%	12.4%
Consumer Products	11.5%	6.7%
Total segment gross profit percentage	11.7%	9.1%

Segment operating income percentage:
Global Ingredients	3.6%	4.4%
Consumer Products	3.0%	-0.9%
Total segment operating income	-0.9%	0.7%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides information regarding segment operating income, Adjusted earnings, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and Adjusted EBITDA as additional information about its operating results, which are not measures in accordance with U.S. GAAP. We believe that segment operating income and Adjusted earnings assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of the Company’s core operating performance. We use EBITDA and Adjusted EBITDA when assessing the performance of the Company’s operations and its ability to generate cash flows to fund its cash requirements, including debt service and capital expenditures. The non-GAAP measures of segment operating income, Adjusted earnings, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate the Company’s results of operations, we use certain other non-GAAP measures that we believe enhance an investor’s ability to derive meaningful year-over-year comparisons and trends from the results of operations. In particular, we evaluate the Company’s revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates. In addition, we exclude specific items from the Company’s reported results that due to their nature or size, we do not expect to occur as part of our normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing our financial performance, we use an internal measure that excludes the results of discontinued operations, as well as other charges and gains that we believe are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Adjusted earnings/loss and Adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of Adjusted earnings/loss and Adjusted earnings/loss per diluted share, including a reconciliation from loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure.

	Per Diluted Share
	$	$
April 1, 2017
Loss from continuing operations	(11,184)
Less: earnings attributable to non-controlling interests	(214)
Less: dividends and accretion of Series A Preferred Stock	(1,940)
Loss from continuing operations available to common shareholders	(13,338)	(0.16)

Adjusted for:
Costs related to the Value Creation Plan(a)	17,283
Product recall costs(b)	1,008
Other(c)	(309)
Net income tax effect(d)	(5,532)
Adjusted loss	(888)	(0.01)

April 2, 2016
Loss from continuing operations	(9,279)
Less: earnings attributable to non-controlling interests	(384)
Loss from continuing operations available to common shareholders	(9,663)	(0.11)

Adjusted for:
Costs related to business acquisitions(e)	12,983
Product withdrawal and recall costs(f)	1,468
Plant start-up costs(g)	1,287
Litigation-related legal fees(h)	625
Write-off of debt issuance costs(i)	215
Other(c)	303
Net income tax effect(d)	(4,531)
Adjusted earnings	2,687	0.03

(a)

Reflects facility closure costs of $0.4 million recorded in cost of goods sold; consulting fees, temporary labor, employee recruitment and retention costs of $11.4 million recorded SG&A expenses; and asset impairment and employee termination costs of $5.5 million recorded in other expense.

(b)

Reflects costs related to the recall of certain sunflower kernel products, including a $0.7 million adjustment for the estimated lost gross profit caused by the sunflower recall, which reflected a shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million; and $0.3 million of direct costs recorded in other expense that are not eligible for reimbursement under our insurance policies.

(c)	Other included fair value adjustments related to contingent consideration arrangements and gain/loss on the sale of assets, which were recorded in other expense.
(d)	Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 30% on adjusted earnings before tax.
(e)

Reflects costs related to the acquisition of Sunrise in October 2015, including an acquisition accounting adjustment related to Sunrise's inventory sold in the first quarter of 2016 of $7.6 million, which was recorded in cost of goods sold; the non-cash amortization of debt issuance costs incurred in connection with the initial financing related to the Sunrise acquisition of $3.0 million, which was recorded in interest expense; and $1.9 million of integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise acquisition, which were recorded in cost of goods sold and other expense.

(f)

Reflects costs of $1.0 million for the withdrawal of a consumer-packaged product for a quality-related issue and $0.5 million for insurance deductibles related to the sunflower recall, which were recorded in other expense.

(g)

Plant start-up costs relate to the ramp-up of production at our Allentown, Pennsylvania, facility following the completion of the addition of aseptic beverage processing and filling capabilities in the fourth quarter of 2015, which were recorded in cost of goods sold. These start-up costs reflected the negative gross profit reported by the facility as the facility ramped up to break-even production levels.

(h)	Reflects litigation-related legal costs mainly associated with the settlement of a product recall dispute with a customer, which were recorded in selling, general and administrative SG&A expenses.
(i)	Reflects the write-off to interest expense of $0.2 million of remaining unamortized debt issuance costs related to terminated credit facilities.

Segment Operating Income, EBITDA, and Adjusted EBITDA

The Company defines segment operating income/loss as “earnings/loss from continuing operations before the following” excluding the impact of other income/expense items; EBITDA as segment operating income/loss plus depreciation, amortization and non-cash stock-based compensation; and adjusted EBITDA as EBITDA excluding other unusual items that affect the comparability of operating performance as identified in the determination of Adjusted earnings. The following is a tabular presentation of segment operating income/loss, EBITDA and Adjusted EBITDA, including a reconciliation to loss from continuing operations, which the Company believes to be the most directly comparable U.S. GAAP financial measure:

	Quarter ended
	April 1, 2017	April 2, 2016
	$	$
Loss from continuing operations	(11,184)	(9,279)
Recovery of income taxes	(4,969)	(3,086)
Interest expense, net	7,754	11,022
Other expense, net	5,443	3,978
Total segment operating income (loss)	(2,956)	2,635
Depreciation and amortization	8,180	8,760
Stock-based compensation(a)	1,128	1,039
EBITDA	6,352	12,434
Adjusted for:
Costs related to Value Creation Plan(b)	11,810	-
Product recall costs(c)	729	-
Costs related to business acquisitions(d)	-	7,776
Plant expansion and start-up costs(e)	-	1,287
Litigation-related legal fees(f)	-	625
Adjusted EBITDA	18,891	22,122

(a)

Stock-based compensation of $1.1 million was recorded in SG&A expenses. The reversal of $0.3 million of previously recognized stock- based compensation related to forfeited awards previously granted to terminated employees was recognized in other expense.

(b)

Reflects facility closure costs of $0.4 million recorded in cost of goods sold and consulting fees, temporary labor, employee recruitment and retention costs of $11.4 million recorded in SG&A expenses.

(c)

Reflects the estimated lost gross profit caused by the recall of certain sunflower kernel products of $0.7 million, which reflected the shortfall in revenues against prior year volumes of approximately $3.3 million, less associated cost of goods sold of approximately $2.6 million.

(d)

Reflects costs related to the acquisition accounting adjustment related to Sunrise’s inventory sold in the first quarter of 2016 of $7.6 million and the integration costs related to the closure and consolidation of our frozen fruit processing operations following the Sunrise acquisition of $0.2 million, which were recorded in cost of goods sold.

(e)	Reflects the negative gross profit reported by the Allentown facility as the facility ramped up to break-even production levels.
(f)	Reflect the litigation-related legal costs recorded in SG&A expenses.